Exhibit 10.1

Series A Preferred Stock Redemption Agreement

THIS SERIES A PREFERRED STOCK REDEMPTION AGREEMENT (the "Redemption Agreement") is made this 6th day of July, 2022 (“Effective Date”)by and among (i) Mosaic ImmunoEngineering, Inc., a Delaware corporation ("Mosaic"), f/k/a Patriot Scientific Corporation and (ii) Holocom, Inc., a California corporation (“Holocom”) (collectively referred to as the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Restated Articles of Incorporation of Holocom filed February 15, 2007 with the Secretary of State of the State of California, as amended to date (the "Articles of Incorporation").

WHEREAS, Mosaic purchased 2,100,000 shares of Series A Preferred Stock (the “Series A Preferred”) from Holocom in exchange for aggregate consideration of $370,000;

WHEREAS, pursuant to Section 3 of the Articles of Incorporation, each share of Series A Preferred may be redeemed at Mosaic’s sole option at $0.40 per share, representing an aggregate redemption amount of $840,000 (“Redemption Amount”;

WHEREAS, Mosaic would like to fully redeem 2,100,000 shares of Series A Preferred;

WHEREAS, Holocom has sufficient capital to initially redeem 840,000 shares of Series A Preferred in exchange for cash proceeds of $336,000;

WHEREAS, Mosaic is willing to accept continued monthly redemptions beginning August 1, 2022 and each month thereafter until full redeemed; and

WHEREAS, in the event that Holocom has excess cash on hand, as defined below, Holocom agrees to expedite the redemption of the Series A Preferred.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed to by all parties, the parties hereto agree as follows:

Notwithstanding anything to the contrary in the Articles of Incorporation, and subject to the terms and conditions of this Redemption Agreement, Holocom hereby agrees to redeem 2,100,000 shares of Series A Preferred in exchange for $840,000 in cash proceeds payable as follows:

•	$336,000 payable to Mosaic no later than July 11, 2022;
•	Twelve (12) monthly payments of $14,000 beginning August 1, 2022 and the 1st day of each month thereafter;
•	Twelve (12) monthly payments of $17,500 beginning August 1, 2023 and the 1st day of each month thereafter; and
•	Six (6) monthly payments of $21,000 beginning August 1, 2024 and the 1st day of each month thereafter until full redeemed.

Notwithstanding the foregoing, Holocom agrees to expedite the redemption of the Series A Preferred in the event that Holocom has excess cash on hand, which amount shall be calculated at each calendar month end period date (“Month End Date”), equal to an amount of (i) total cash on hand of Holocom and SVI (ii) less $200,000 (“Excess Capital”). Holocom agrees to redeem a number of shares of Series A Preferred equal to the amount of Excess Capital divided by $0.40 per share no later than ten (10) business days following the Month End Date.

The Parties further agree that any amounts not paid within fifteen (15) days of its respective due date shall accrue interest at a rate of 8% per annum until fully paid. Notwithstanding the foregoing, if the amounts due have not been paid within 90 days of its due date, the rate of interest shall be retroactively adjusted to 12% per annum from its original due date until fully paid.

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The Parties further agree that Mosaic shall have the continued right to maintain two (2) board seats at Holocom until the Series A Preferred is fully redeemed. Furthermore, Holocom hereby agrees to amend Section 6(b) of the Articles of Incorporation within ninety (90) days of the Effective Date to reflect such continued board participation by Mosaic until the Series A Preferred is fully redeemed and to amend any other corporate documents to reflect such amendment.

Holocom and SVI further agree that each company shall not make any distributions of equity or bonus payments to any officer or director of Holocom or SVI until the Redemption Amount is paid in full.

This Redemption Agreement shall be construed in accordance with the laws of the State of California.

This Redemption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Redemption Agreement may be executed via electronic signatures, which shall be deemed an original.

This Redemption Agreement and any other instruments, documents or agreements executed or delivered herewith on the date hereof, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Redemption Agreement as of the date first set forth above

HOLOCOM, INC.

/s/ Scott Beeson
Scott Beeson

/s/ Jay Anaya
Jay Anaya

SCRIPPS VENTURES, INC.

/s/ Scott Beeson
Scott Beeson

/s/ Jay Anaya
Jay Anaya

MOSAIC IMMUNOENGINEERING, INC.

/s/ Steven King
Steven King, President and CEO

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